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                                                                    EXHIBIT 21.0



                         SUBSIDIARIES OF THE REGISTRANT
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NRLP Management Corp., a wholly-owned Nevada corporation, and Pizza World
Supreme, Inc., a wholly-owned Nevada corporation, are "significant subsidiaries" of the Registrant (as such term is defined in Rule 1-02(v) of Regulation S-X). The remaining subsidiaries of the Company, considered in the aggregate, would not constitute a "significant subsidiary".